THE MARCUS CORPORATION REPORTS INCREASED THIRD QUARTER
REVENUES AND OPERATING INCOME
Operating income more than triples to $6.3 million

Milwaukee, Wis., March 19, 2008..... The Marcus Corporation (NYSE: MCS) today reported increased revenues and operating income for the third quarter ended February 28, 2008.

Third Quarter Fiscal 2008 Highlights

•	Total revenues for the third quarter of fiscal 2008 were $86,040,000, a 20.5% increase from revenues of $71,418,000 for the third quarter of fiscal 2007.
•	Operating income was $6,257,000 for the third quarter of fiscal 2008, a 237.7% increase from operating income of $1,853,000 for the same period in the prior year.
•	Net earnings were $1,785,000 or $0.06 per diluted common share for the third quarter of fiscal 2008, compared to net earnings of $4,028,000 or $0.13 per diluted common share for the third quarter of the prior year.
•	Last year’s net earnings included pre-tax gains on the disposition of property, equipment and other assets of $5,519,000, related primarily to development gains on the sale of units at the company’s condominium hotel project in Las Vegas. Prior year results also benefited from historic tax credits related to the renovation of the Skirvin Hilton in Oklahoma City.

First Three Quarters of Fiscal 2008 Highlights

•	Total revenues were $281,612,000 for the first three quarters of fiscal 2008, a 19.6% increase from revenues of $235,430,000 for the same period in the prior year.
•	Operating income was $38,410,000 for the first three quarters of fiscal 2008, a 21.9% increase from operating income of $31,502,000 for the same period in fiscal 2007.

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•	Net earnings were $16,456,000 or $0.54 per diluted common share for the first three quarters of fiscal 2008, compared to earnings of $27,826,000 or $0.90 per diluted common share for the comparable prior period.
•	Last year’s net earnings included pre-tax gains on the disposition of property, equipment and other assets of $14,088,000, related to the sale of surplus movie theatre and restaurant properties and development gains on the sale of units at the company’s condominium hotel project in Las Vegas. Prior year results also benefited from historic tax credits related to the renovation of the Skirvin Hilton in Oklahoma City.

“We are pleased to report operating income up more than three-fold over the third quarter of last year. The strong performance was driven by solid increases in revenues and operating income in both of our divisions for the quarter,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Revenues for Marcus Theatres increased 21.3% in the third quarter, due to a solid slate of films and the addition of 122 screens at 11 locations acquired in April 2007 from Cinema Entertainment Corporation (CEC). We are especially pleased with the results, given that this year’s third quarter did not include the Thanksgiving holiday weekend, which we had last year during this quarter,” said Marcus.

Marcus said the top performing films for Marcus Theatres in the third quarter were National Treasure: Book of Secrets, Alvin and the Chipmunks, I Am Legend and Juno. “In addition, the Hannah Montana/Miley Cyrus: Best of Both Worlds Concert in Digital 3D presented at two of our theatre locations in Wisconsin was a huge success. In response to the overwhelming demand, this run was extended from one week to three weeks,” said Marcus.

“In addition to the 3D tests at these locations, last week we announced a test of the Thomson Technicolor Digital Cinema technology at our theatre in Sturtevant, Wis. This digital cinema projection system will deliver razor-sharp images and dynamic digital sound to moviegoers and will enable a range of programming opportunities such as live concerts, sporting events and 3D,” said Marcus.

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He noted that the company opened its eleventh UltraScreen® at an existing 16-screen location in the Columbus, Ohio, area and purchased a portion of the Silk Film Buying Company of Minneapolis in the third quarter. Marcus Theatres is now providing film buying, booking and other related services for a total of 747 motion picture screens in six states.

“The motion picture line-up for spring and summer includes a number of potentially strong hits. Movies that have already opened well early in our fourth quarter include 10,000 B.C. and Dr. Seuss’ Horton Hears a Who!. Additional films opening before the end of our fiscal year include Iron Man, Speed Racer, The Chronicles of Narnia: Prince Caspian and Indiana Jones and the Kingdom of the Skull. Promising films for the summer season include Sex and the City, Kung Fu Panda, Get Smart, The Love Guru, Pixar’s Wall-E, Journey to the Center of the Earth 3D and the latest Batman film, The Dark Knight,” said Marcus.

Marcus Hotels and Resorts

“This was also a much-improved quarter for Marcus Hotels and Resorts. Revenues rose 19.5% in the third quarter due to new properties opened during the past year and increased management and development fees. Revenue per available room (RevPAR) for company-owned properties (excluding the recently opened Skirvin Hilton) increased 9.2% for the third quarter and 6.9% year-to-date,” said Marcus.

Marcus said the improved performance at the company’s newest properties, the InterContinental Milwaukee, the Skirvin Hilton in Oklahoma City and the Platinum Hotel & Spa in Las Vegas, also reflects $1.9 million of preopening expenses in the third quarter of last year that did not recur in the third quarter of the current year. He noted that the Skirvin Hilton is completing its first full year of operation and is performing very well.

“Our newest managed property, the new 256-room Hilton Minneapolis/Bloomington in Bloomington, Minn. opened in January. This property is in a great location in an upscale western suburb of the Twin Cities, near the popular Mall of America. It features our fifth ChopHouse restaurant, along with 9,200 square feet of meeting and banquet space and the latest technology and industry amenities. The Hilton Minneapolis/Bloomington is our 20th property and 12th management contract, increasing our total owned or managed room count to approximately 5,200 rooms,” said Marcus.

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He noted that the company-owned Four Points® by Sheraton Chicago Downtown/Magnificent Mile was recently named the 2007 Four Points by Sheraton Property of the Year. “Our hotel was selected from 125 Four Points by Sheraton branded properties in 21 countries to be recognized for overall excellence. When we opened this property about two years ago, our goal was to set a new standard for service, comfort and value in the Chicago market. This award recognizes the success we have achieved in meeting these objectives,” added Marcus.

Summary

“Along with our improved financial performance, we are continuing to move forward with our growth strategies. Marcus Theatres is continuing to add new UltraScreens and new technology. Marcus Hotels and Resorts is benefitting from new properties and management contracts added during the past year. Both of our divisions are continuing to pursue additional growth opportunities,” said Gregory S. Marcus, recently elected president of The Marcus Corporation.

“We repurchased 383,000 shares of our common stock during the third quarter, bringing our total number repurchased for the year-to-date to 828,000 shares. In January, the Board authorized the purchase of an additional 2,000,000 shares of our common stock, extending our existing share repurchase program. We continue to believe that repurchasing shares is a good investment for the company. With our strong cash flow and balance sheet, we believe that when timing and market conditions are appropriate, we can repurchase shares to enhance shareholder value while at the same time continuing to invest in our businesses to facilitate our long-term growth,” he added.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 19, 2008, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-3529 and entering the passcode 26238872. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any

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necessary audio software. The call will be available for telephone replay through Wednesday, March 26, 2008 by dialing 1-888-286-8010 and entering the passcode 38443087. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 595 screens at 49 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota and Iowa, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in 10 states, with two additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 28, 2008	February 22, 2007	February 28, 2008	February 22, 2007
Revenues:
Rooms and telephone	$16,358	$14,361	$71,280	$64,482
Theatre admissions	29,423	23,431	87,361	71,147
Theatre concessions	14,443	11,747	42,946	35,382
Food and beverage	13,162	10,918	42,056	34,724
Other revenues	12,654	10,961	37,969	29,695

Total revenues	86,040	71,418	281,612	235,430
Costs and expenses:
Rooms and telephone	7,959	7,282	25,973	23,578
Theatre operations	24,681	19,585	71,626	57,605
Theatre concessions	3,473	2,630	10,797	7,858
Food and beverage	10,794	9,648	32,571	26,826
Advertising and marketing	4,593	4,602	14,900	14,183
Administrative	8,953	7,864	27,462	24,106
Depreciation and amortization	7,656	6,897	23,697	19,605
Rent	1,116	795	3,539	2,473
Property taxes	3,767	2,099	10,895	7,346
Preopening expenses	9	2,010	318	3,216
Other operating expenses	6,782	6,153	21,424	17,132

Total costs and expenses	79,783	69,565	243,202	203,928

Operating Income	6,257	1,853	38,410	31,502
Other Income (expense):
Investment income	276	727	982	2,184
Interest expense	(3,566)	(3,359)	(11,502)	(9,836)
Gain on disposition of property, equipment and other assets	155	5,519	48	14,088
Equity earnings (losses) from unconsolidated joint ventures	(184)	24	(322)	(1,375)

	(3,319)	2,911	(10,794)	5,061

Earnings from continuing operations
before income taxes	2,938	4,764	27,616	36,563
Income taxes	1,153	510	11,160	8,338

Earnings from continuing operations	1,785	4,254	16,456	28,225
Losses from discontinued operations,
net of income taxes	--	(226)	--	(399)

Net earnings	$1,785	$4,028	$16,456	$27,826

Earnings per common share - diluted:
Continuing operations	$0.06	$0.14	$0.54	$0.91
Discontinued operations	$--	$(0.01)	$--	$(0.01)

Net earnings per share	$0.06	$0.13	$0.54	$0.90

Weighted average shares outstanding - diluted	29,823	30,872	30,372	30,805

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) February 28, 2008	(Audited) May 31, 2007
Assets:
Cash and cash equivalents	$9,503	$12,018
Cash held by intermediaries	811	5,749
Accounts and notes receivable	18,145	19,956
Refundable income taxes	354	5,939
Deferred income taxes	552	1,056
Condominium units held for sale	6,948	7,320
Other current assets	5,376	6,340
Assets of discontinued operations	--	975
Property and equipment, net	552,221	559,785
Other assets	76,751	79,245

Total Assets	$670,661	$698,383

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$14,052	$24,481
Taxes other than income taxes	11,595	11,215
Other current liabilities	33,584	31,466
Current maturities of long-term debt	31,904	57,250
Liabilities of discontinued operations	--	2,731
Long-term debt	211,012	199,425
Deferred income taxes	28,924	29,376
Deferred compensation and other	24,415	22,930
Shareholders’ equity	315,175	319,509

Total Liabilities and Shareholders’ Equity	$670,661	$698,383

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended February 28, 2008
Revenues	$46,116	$39,554	$370	$86,040	--	$86,040
Operating income (loss)	8,852	(347)	(2,248)	6,257	--	6,257
Depreciation and amortization	3,754	3,736	166	7,656	--	7,656
13 Weeks Ended February 22, 2007
Revenues	$38,026	$33,112	$280	$71,418	$245	$71,663
Operating income (loss)	8,281	(4,236)	(2,192)	1,853	3	1,856
Depreciation and amortization	3,079	3,647	171	6,897	--	6,897
39 Weeks Ended February 28, 2008
Revenues	$137,298	$143,251	$1,063	$281,612	--	$281,612
Operating income (loss)	28,532	16,719	(6,841)	38,410	--	38,410
Depreciation and amortization	11,216	11,969	512	23,697	--	23,697
39 Weeks Ended February 22, 2007
Revenues	$112,543	$121,977	$910	$235,430	$3,935	$239,365
Operating income (loss)	25,289	12,916	(6,703)	31,502	15	31,517
Depreciation and amortization	8,715	10,304	586	19,605	12	19,617

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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